POLICY FOR DISCLOSURE AND USE OF INFORMATION AND TRADING OF SECURITIES

CORPORATE GOVERNANCE

This policy was approved at the meeting of the Board of Directors held on December 12, 2022 of TIM S.A. (Company), in line with the Corporate Governance policies and practices of TIM Brasil Group.

POLICY FOR DISCLOSURE AND USE OF INFORMATION AND TRADING OF SECURITIES

I.	PURPOSE AND SCOPE

i.1	This POLICY FOR THE DISCLOSURE AND USE OF INFORMATION AND NEGOTIATIONS OF

SECURITIES ("Policy") aims to establish high standards of conduct and transparency in the disclosure and use of material facts and in the trading of securities issued by TIM S.A. ("Company") and its Subsidiaries or Affiliated Companies, when applicable, to be observed by the controlling shareholder, managers, members of the fiscal council and any bodies with technical or advisory functions created by provision or by any employees and third parties hired by the Company who have permanent or occasional access to relevant information.

i.2	At the time of taking office, the managers, members of the Fiscal Council and, when applicable, the other persons indicated above, shall adhere to the terms of this Policy by means of a statement registered in the instrument of investiture.

i.3    All those who work in the interest of the Company are subject to the duty of confidentiality with respect to the information acquired or processed in operation or on the occasion of the performance of their activities, and it is forbidden to use it for purposes other than the performance of their professional activities. The Company's internal procedures include specific controls for this purpose.

i.4	The rules of this Policy apply in full to the lending of Securities and derivatives referred to therein (known as share rental).

II.	DEFINITIONS

ii.1	"Material Act or Fact", pursuant to Article 155, paragraph 1, of Law No. 6,404/76 and Article 2 of CVM Resolution No. 44 is: (a) any decision of the Controlling Shareholder(s), resolution of the general meeting or of the Company's management bodies; or (b) any other act or fact of a political-administrative, technical, business or economic-financial nature occurring or related to its business that may have a significant influence:

(i)	in the Company's perception of value;
(ii)	in the price of Securities;
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(iii)             in the decision of investors to buy, sell or hold those Securities; or

(iv)             in the investors' decision to exercise any rights inherent to the condition of holder of securities issued by the Company or referenced thereto.

ii.1.1	Article 2 of CVM Resolution No. 44 lists examples of Material Act or Fact, and its repetition is unnecessary. In any case, the events related to Material Act or Fact must have their materiality analyzed in the context of the Company's common activities and size, as well as the previous information disclosed and, not in the abstract, in order to avoid the trivialization of the disclosure of Material Acts or Facts to the detriment of the quality of the analysis, by the market. of the Company's perspectives. Material Acts or Facts will be treated for the purposes of this policy as Material Information ("Relevant Information").

ii.2   Without prejudice to the legal definitions related to "Material Act or Fact" and/or Relevant Information, the Company, broadly, considers Privileged Information the set of the following information:

(a)	Information referring to the set of circumstances that exist or that can reasonably be expected to exist, or to an event that has occurred or can reasonably be expected to occur and that is sufficiently specific to allow conclusions to be drawn about the possible effect of the set of circumstances or event on the price of the securities issued by the Company and its financial derivatives.

(b)	That it has not been made public and that, if it had been, it could have had a significant effect on the price of the securities issued by the Company and its financial derivatives.

ii.3     For the purposes of this Policy, Subject Persons ("Subject Persons") shall be the Managers, Controlling Shareholders, Members of the Fiscal Council, Employees and Executives, and members of other Bodies with Technical or Advisory Functions of the Company.

III.             PURPOSE OF DISCLOSURE OF MATERIAL ACT OR FACT

iii.1 The disclosure of a Material Act or Fact aims to ensure that investors are available, in a timely manner, in an efficient and reasonable manner, the information necessary for their investment decisions, ensuring the best possible symmetry in the dissemination of information. In this way, the misuse of privileged information in the securities market by people who have access to it is prevented, for their own benefit or that of third parties, to the detriment of investors in general, the market and the Company itself.

IV.             RESPONSIBILITIES

iv.1	The Investor Relations Officer is responsible for the execution and monitoring of this Policy, including the preparation and updating of the information contained in the Annexes, and is also the Company's primary spokesperson for disclosures to the market.
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iv.2	The other responsibilities will be defined in specific internal normative documents.

V.               DUTY TO DISCLOSE

v.1	The managers, the Controlling Shareholders, the Fiscal Councilors, the Executive Employees with access to the Material Information or any of the members of the other Bodies with Technical or Advisory Functions of the Company, or any other employee who has personal knowledge of the Material Act, Fact must communicate it to the Investor Relations Officer.

v.2	If people mentioned in this item find the omission of the Investor Relations Officer in the fulfillment of his duty of communication and disclosure, they will only be exempt from liability if they immediately communicate the Material Act or Fact directly to the CVM.

v.3.	Upon having access to or receiving any communication of Material Act or Fact, the Investor Relations Officer shall disclose such information, sending a notice to the CVM and to the entities managing the markets in which the securities issued by the Company are admitted to trading, as well as in any means of communication, including press information (article 3, §3 of Resolution 44).

v.4.	In the event of an atypical fluctuation in the quotation, price or quantity traded of the securities issued by the Company, the Investor Relations Officer shall inquire people mentioned in Article 5, in order to ascertain whether they are aware of information that must be disclosed to the market.

v.5.	Once the existence of information not yet disclosed to the market is confirmed, as referred to in item v.4., the Investor Relations Officer shall immediately communicate the Material Act or Fact to the CVM, exempting himself from the responsibilities of omission.

v.6.	The Investor Relations Officer shall remain at the disposal of the CVM and the entities managing the markets that request additional information about the Material Act or Fact disclosed, but shall limit himself to providing information that he deems of interest to the Company and its investors.

VI.  WAYS OF DICLUSURE

vi.1.	The Investor Relations Officer shall ensure the immediate dissemination of material acts and facts related to the Company, simultaneously in all markets in which such securities are admitted to trading.

vi.2.	The documents that will serve for the disclosure of Material Acts or Facts must be prepared in a clear and precise manner, in language accessible to the investing public.
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vi.3.	The Material Acts or Facts shall be published by means of (i) an announcement published in the newspapers of wide circulation usually used by the Company or (ii) by publication in at least one (1) news portal on the world wide web (internet), which makes available, in a section available for free access, the information in its entirety. If the disclosure is made in the form of item (i) above, the announcement may contain a brief description of the Relevant Information, provided that it indicates an internet address where the complete description of the Relevant Information is available, in content at least identical to the text sent to the CVM, the Stock Exchanges and other entities, as applicable.

vi.4.	The Material Acts or Facts must be simultaneously communicated:

(a)	to the CVM (Brazilian Securities and Exchange Commission);

(b)	the SEC (Security and Exchange Commission); and

(c)	to the Stock Exchanges.

vi.5.	The disclosure of Material Acts or Facts shall occur, whenever possible, before the beginning or after the closing of the business on the stock exchanges, in which the securities issued by the Company are admitted to trading. If there are negotiations in a different country, the disclosure must be simultaneous in both markets, prevailing, in the case of incompatibility, the opening hours of the Brazilian market.

vi.6 - If the disclosure cannot be made before the opening or after the closing of the market's business, the Investor Relations Officer may simultaneously request the suspension of trading of the Company's securities in the markets in which its securities are admitted to trading, until the appropriate dissemination of the relevant information.

VII.	EXCEPTION TO IMMEDIATE DISCLOSURE

vii.1.	The general rule in relation to a Material Act or Fact is that it must be immediately communicated and disclosed. In any case, failure to communicate or disclose a Material Act or Fact is an exceptionality and must be subject to analysis (CVM Resolution No. 44, article 6, caput).

vii.2.	There are, however, exceptional cases in which the indistinct disclosure of Insider Information that constitutes a Material Act or Fact may jeopardize the Company's legitimate interest. In these situations, the non-disclosure of a Material Act or Fact related to the Company will be subject to a decision by the Company's Controlling Shareholders or Management (CVM Resolution No. 44, article 6, caput).

vii.2.1.	If the Material Act or Fact is linked to transactions directly involving the Controlling Shareholders and they decide not to disclose it, the Shareholders must inform the Company's Investor Relations Officer.
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vii.2.2.	Even if the Management and Controlling Shareholders decide not to disclose a Material Act or Fact, it is their duty to immediately disclose the Material Act or Fact, directly or through the Investor Relations Officer, in the event that the information is out of control or in the atypical event of fluctuation in the quotation, price or quantity traded of the Company's Securities (CVM Resolution No. 44, Article 6, sole paragraph).

vii.2.3.	The Managers and Controlling Shareholders may submit to the CVM their decision to, exceptionally, keep confidential Material Acts or Facts whose disclosure they understand to constitute a manifest risk to the Company's legitimate interests (CVM Resolution 44, article 7).

VIII.	DUTY TO MAINTAIN CONFIDENTIALITY

viii.1. It is incumbent upon the Persons Related in Article 1 to keep confidential the information related to Material Act or Fact to which they have privileged access due to the position or position they occupy, until its effective disclosure, and must also ensure that their subordinates and third parties who have been aware of the matter also do so.

IX.     PROCEDURES FOR REPORTING INFORMATION ON THE TRADING OF DIRECTORS AND RELATED PERSONS

ix.1.	The procedures for communicating information on the trading of Securities issued by the Company are based on Article 11 of CVM Resolution No. 44.

ix.2.	The Managers, the Fiscal Council Members and the members of Bodies with Technical or Advisory Functions of the Company shall inform the ownership of Securities issued by the Company, either in their own name or in the name of Related Persons, as well as the changes in these positions.

ix.3.	The communication shall be sent to the Company's Investor Relations Officer (i) on the first business day after taking office and (ii) within five (5) days after each business is carried out and, by him, to the CVM and the Stock Exchanges.

ix.4.	The communication to the CVM must be made within a maximum period of ten (10) days after the end of the month in which there is a change in the positions held, indicating the balance of the position in the period, as defined in article 11, paragraph 6 of CVM Res. 44.

X.	COMMUNICATION AND DISCLOSURE PROCEDURES ON THE ACQUISITION OR SALE OF RELEVANT SHAREHOLDING INTEREST

x.1.	The procedures for communicating and disclosing information on the trading of Securities issued by the Company, which involve relevant shareholding, are based on Article 12 of CVM Resolution No. 44.

x.2.	Relevant negotiation is understood to be the business or set of businesses through which the direct or indirect participation of the persons referred to in the caput exceeds, upwards or low, the levels of 5% (five percent), 10% (ten percent), 15% (fifteen percent), and so on, of the type or class of shares representing the capital stock of a publicly-held company.
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x.3.	The Controlling Shareholders, direct or indirect, and the shareholders who elect members of the Company's board of directors, shall communicate, as well as disclose information on the acquisition or sale of relevant shareholding.

x.4.	The disclosure shall occur in the manner provided for in item vi.3 of this Policy.

x.5.	The statement on the acquisition or sale of a relevant shareholding interest shall be submitted to the CVM and the Stock Exchanges and shall contain the information contained in the form template, as per Annex II of this Policy.

x.6.	The communication to the CVM and the Stock Exchanges must be sent immediately after the participation mentioned in item x.2 is reached.

XI.	TRADING OF THE COMPANY'S SECURITIES

xi.1.	In order to ensure adequate standards of trading with Securities of the Company and of publicly-held companies and their Subsidiaries, the system is adopted that all trading by the Company itself and by the persons who must adhere to this Policy will only be carried out with the intermediation of Accredited Brokers, according to the list forwarded to the CVM, to whom the appropriate updates will be communicated.

xi.2.	The Company, its Management, its Fiscal Councilors, Employees and Executives with access to Relevant Information and members of other Bodies with Technical or Advisory Functions of the Company shall refrain from trading their shares in all periods in which, by virtue of communication from the Investor Relations Officer, there is a determination of non-trading (Black-out Period). The Investor Relations Officer is not obliged to motivate the decision to determine the Black-out Period, which will be treated confidentially by its recipients.

xi.3.	The same obligations shall apply to the Controlling Shareholders, the Subsidiaries, and anyone who, by virtue of their office, function or position in the Controlling Company, the Subsidiaries and the Affiliated Companies, has knowledge of information related to a Material Act or Fact about the Company.

XII.	RESTRICTIONS ON THE TRADING OF THE COMPANY'S SECURITIES PENDING DISCLOSURE OF MATERIAL ACT OR FACT

xii.1.	In cases "i", "ii" and "iii" below, the trading of Securities (a) by the Company is prohibited in principle (without prejudice to the exception applicable to trading and other specific restrictions verified based on this Policy); (b) by the Managers, Controlling Shareholders, Members of the Fiscal Council, Employees and Executives with access to the Relevant Information and members of the other Bodies with Technical or Advisory Functions of the Company, and also (c) by whomsoever, by virtue of their office, function or position in the Company
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Parent Company, in Subsidiaries and Affiliated Companies is aware of information related to Material Act or Fact about the Company, until it is disclosed to the market:

(i)               whenever any Material Act or Fact occurs in the Company's business of which the persons mentioned above are aware;

(ii)              whenever an option or mandate is in progress or has been granted for the purpose of acquisition or sale of shares issued by the Company itself, its Subsidiaries, its Affiliated Companies or another company under common control; and

(iii)             whenever there is an intention to promote incorporation, total or partial spin-off, merger, transformation or corporate reorganization.

xii.1.1.	The prohibition referred to in item (ii) above applies to transactions with the Company's shares carried out by the Managers, the Fiscal Councilors, the Employees and Executives with access to the Material Information, the members of the other Bodies with Technical or Advisory Functions of the Company, the Controlling Shareholders and whoever who, by virtue of their office, function or position in the Controlling Company, in Subsidiaries and Affiliated Companies, is aware of information related to Material Act or Fact about the Company exclusively on the dates on which the Company itself trades or informs the Accredited Brokers that it will trade with shares issued by the Company. For this purpose, the Accredited Brokers are instructed by the Company's Investor Relations Officer not to register transactions on such dates.

XIII. EXCEPTIONS TO THE GENERAL RESTRICTIONS ON THE TRADING OF THE COMPANY'S SECURITIES

xiii.1. The Subject Persons are restricted to the Trading of the Company's Securities, except in exceptional situations, such as:

(i)               subscription or purchase of shares by virtue of the exercise of options granted under the Call Option Plan approved by the general meeting;

(ii)              execution, by the Company, of purchases subject to a share buyback program for cancellation or maintenance in treasury;

(iii)             application of variable compensation, received as profit sharing, in the acquisition of the Company's Securities; and

(iv)	execution of Individual Investment and Divestment Plans, by the Management, its Controlling Shareholders (direct and indirect), its Fiscal Councilors, Employees and Executives with access to Relevant Information and members of other Bodies with Technical or Advisory Functions of the Company.

xiii.2.1.	The Subject Persons, including the Company, may formalize Individual Investment or Divestment Plans regulating their trading in securities issued by the Company or referenced thereto during Periods of Prohibition ("Plan" or "Plans"). Each Plan formalized in accordance with the provisions above must comply with the conditions and requirements described below and in the applicable rules of the Brazilian Securities and Exchange Commission (CVM).
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xiii.2.1.1.	The requirements for the approval of the Plan, pursuant to Article 16 of CVM Resolution 44, are:

(a)	be formalized in writing before the Investor Relations Officer;
(b)	be subject to verification, including with regard to its institution and the making of any change in its content;
(c)	provide that the Plan, as well as its modifications or cancellation, will take effect only after 3 (three) months of its formalization;
(d)	establish, irrevocably and irreversibly, the dates or events and the amounts or amounts of business to be carried out by the Plan Participants.

xiii.3.	In addition, the Plan may allow the trading of securities issued by the Company in the period of 15 (fifteen) days prior to the date of disclosure of the Company's quarterly accounting information and annual financial statements, provided that, in addition to observing the requirements above:

(a)	The Company has approved a schedule defining specific dates for the disclosure of quarterly accounting information and annual financial statements; and
(b)	Oblige the Plan Participants, except the Company itself, to revert to the Company any avoided losses or potential gains earned in trading with securities issued by the Company, resulting from any change in the disclosure dates of the quarterly accounting information and the annual financial statements, calculated by reasonable and verifiable criteria defined in the Plan itself.

xiii.3.1.     In addition to the requirements set forth above, the Plans prepared by the Plan Participants must also be formalized before the Investor Relations Department.

xiii.4.    The Plan Participants are responsible for the information provided when the Plan is formulated. If dates have been indicated when the markets do not operate (e.g. Saturdays, Sundays or holidays), the operations must be carried out on the first business day following the initially scheduled date.

xiii.5.  Cases of force majeure or fortuitous event, such as unavailability of trading systems or unavailability of assets, which prevent the execution of operations in accordance with the Plan, must be immediately communicated to the Investor Relations Department, which will inform the participant how to proceed according to its own internal procedure.

xiii.6.   At the end of the Plan's term, a new Plan may be formalized by the Plan Participant, and all the requirements and conditions described above must be observed.

xiii.7.    It is forbidden to maintain simultaneous Plans in force on behalf of the same Plan Participant, including the Company, as well as to carry out, by the respective Plan Participant, any operations that nullify or mitigate the economic effects of the operations to be determined by the Plan.

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XIV.   PROHIBITION ON TRADING OF THE COMPANY'S SECURITIES IN A PERIOD PRIOR TO THE DISCLOSURE OF QUARTERLY ACCOUNTING INFORMATION AND THE COMPANY'S ANNUAL FINANCIAL STATEMENTS

xiv.1. The Company, its Managers, its Controlling Shareholders (direct and indirect), its Fiscal Council members, the Employees and Executives with access to the Relevant Information and the members of the other Bodies with Technical or Advisory Functions of the Company, and also whoever, by virtue of their office, function or position in the Controlling Company, in the Subsidiaries and in the Affiliated Companies, has knowledge of information related to a Material Act or Fact about the Company, may not trade the Company's Securities in the period of 15 (fifteen) days prior to the date of disclosure of the Company's quarterly accounting information and annual financial statements, except for the exceptions provided for in Chapter XIII of this Policy.

XV.   PROHIBITION ON THE RESOLUTION REGARDING THE ACQUISITION OR SALE OF SHARES ISSUED BY THE COMPANY ITSELF

xv.1.	The Company's Board of Directors may not resolve on the acquisition or sale of shares issued by the Company until the information relating to:

(i)               execution of any agreement or contract aimed at the transfer of the Company's shareholding control; or

(ii)              granting an option or mandate for the purpose of transferring the Company's shareholding control; or

(iii)             existence of intention to promote incorporation, total or partial spin-off, merger, transformation or corporate reorganization.

xv.1.1    The prohibition does not apply to trades involving fixed income securities; obligations assumed before the prohibition period; Negotiations carried out by financial institutions and legal entities that are part of its economic group.

xv.1.2 , after the approval of the buyback program, if a fact arises that fits into any of the three hypotheses above, the Company will immediately suspend operations with shares issued by the Company until the disclosure of the respective Material Act or Fact.

XVI.	PROHIBITION ON RESOLUTION APPLICABLE TO FORMER MANAGERS

xvi.1.	Without prejudice to the foregoing provisions regarding the Individual Investment and Divestment Programs, the Management who withdraw from the Company's management before the public disclosure of a business or fact initiated during their term of office may not trade the Company's Securities:

(i)	for a period of 03 (three) months after his removal; or

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(ii)              until the disclosure, by the Company, of the Material Act or Fact to the market, unless, in this second case, the trading of the Company's shares, after the disclosure of the Material Act or Fact, may interfere in the conditions of such business, to the detriment of the Company's shareholders or the Company itself.

xvi.1.1.	Among the alternatives mentioned above, the event that occurs first will always prevail.

XVII.     PROHIBITION OF TRADING OF SECURITIES WITH THE USE OF PRIVILEGED INFORMATION

xvii.1.   The Company, its Managers, its Controlling Shareholders (direct and indirect), its Fiscal Councilors, the Employees and Executives with access to the Insider Information and the members of the other Bodies with Technical or Advisory Functions of the Company, and also whoever, by virtue of their office, function or position in the Controlling Company, in the Controlled Companies and in the Affiliated Companies, has knowledge of Insider Information, may not trade the Company's Securities, and the use of Insider and/or Material Information not yet disclosed is prohibited, with the purpose of obtaining an advantage, for themselves or for others, in the Securities market.

xvii.1.1.	For the purposes of the characterization of the item above, it is presumed that:

I	– the person who traded securities with material information not yet disclosed made use of such information in said trading;

II	– Managers, their Controlling Shareholders (direct and indirect), their Fiscal Council members, Employees and Executives with access to Insider Information and members of other Bodies with Technical or Advisory Functions of the Company, and also whoever, by virtue of their office, function or position in the Controlling Company, Subsidiaries and Affiliated Companies, and the company itself, in relation to businesses with securities issued by themselves, they have access to all relevant information not yet disclosed;

III	– the persons listed in item II, as well as those who have a commercial, professional or trust relationship with the company, upon having had access to material information not yet disclosed, know that it is privileged information;

IV	– the manager who leaves the Company with relevant information that has not yet been disclosed uses such information if he trades securities issued by the Company within a period of 3 (three) months from his dismissal;

V	– information about merger, total or partial spin-off, merger, transformation, or any form of corporate reorganization or business combination, change in the company's control, including by means of execution, alteration or termination of shareholders' agreement, decision to cancel the registration of the publicly-held company or change in the environment or trading segment of the shares issued by it; and
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VI	– information about requests for judicial or extrajudicial reorganization and bankruptcy made by the company itself are relevant, from the moment studies or analyses related to such request are initiated.

xvii.2.	The presumptions provided are relative and must be analyzed together with other elements that indicate whether the conduct provided for in item xvii.1. it was or was not, in fact, practiced; and may, where appropriate, be used in combination.

xvii.3.	The presumptions provided for do not apply to cases of acquisition, through private trading, of shares that are in treasury, resulting from the exercise of a call option in accordance with the plan for granting a stock option approved at a general meeting, or when it is a case of granting shares to managers, employees or service providers as part of compensation previously approved at a general meeting; and trading involving fixed-income securities, when carried out through operations with combined commitments of repurchase by the seller and resale by the buyer, for settlement on a pre-established date, prior to or equal to the maturity of the securities subject to the operation, carried out with predefined profitability or remuneration parameters.

xvii.4.	The prohibition referred to in the caput does not apply to subscriptions of new securities issued by the company, without prejudice to the incidence of the rules that provide for the disclosure of information in the context of the issuance and offering of these securities.

XVIII.	INFRACTIONS AND SANCTIONS

xviii.1.	Without prejudice to the applicable sanctions under the terms of the legislation in force, to be applied by the competent authorities, in case of violation of the terms and procedures established in this Policy, or internal control and monitoring procedures, it shall be incumbent upon the Board of Directors to take the respective disciplinary measures within the Company, including the dismissal from office or dismissal of the offender in the event that a serious violation is found in the understanding of the Board of Directors.

xviii.2.	If the infraction is committed by third parties, it will characterize a breach of contract, and the Company may request the application of the early termination clauses, according to contractual provisions.

xviii.3.	If the applicable measure falls within the legal or statutory competence of the Company's general meeting, the Board of Directors shall convene it to resolve on the matter.

XIX.	DATE OF APPROVAL AND EFFECTIVE DATE

xiv.1. This Policy was approved by the Board of Directors of TIM S.A. on October 28, 2019, with an amendment also approved by the aforementioned corporate body on September 28, 2020 and later on December 12, 2022. Any amendment or update to the provisions of this Policy must be approved by the Board of Directors, pursuant to CVM Resolution No. 44 of August 23, 2021.

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